Exhibit 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2014 First Quarter Results

Sales increase 6% to a record $225 million with adjusted E.P.S. of $0.79

ALPHARETTA, GEORGIA — May 7, 2014 — Neenah Paper, Inc. (NYSE:NP) today reported 2014 first quarter results.

First Quarter Highlights

•                  Net sales increase 6 percent to a record $225 million behind gains in both segments.

•                  Technical Products delivers volume-driven sales growth of 10 percent with 41 percent increase in earnings.

•                  Fine Paper top line grows 2 percent although earnings lower due to a spike in energy prices resulting from severe U.S. winter weather.

•                  Adjusted earnings per diluted share of $0.79 up 7 percent from $0.74 in the prior year. Including $0.01 per share in both periods for integration and restructuring costs, GAAP earnings from continuing operations increase from $0.73 to $0.78 per share.

•                  Free cash flow of $11 million used for debt reduction, cash build and to support increased dividend levels in 2014.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year numbers. Adjusted figures are reconciled to comparable GAAP figures later in this release.

“We started the year very well, as our global Technical Products business delivered a record quarter anchored by strong volume growth across all product groups and improved manufacturing performance. In Fine Paper, we offset more than half of $5 million of mostly energy-related higher input costs through operational efficiencies and a top line that reflected good performance in core brands, double-digit growth in luxury packaging and higher selling prices,” said John O’Donnell, Chief Executive Officer. “Our earnings coupled with improved working capital efficiencies boosted quarterly cash flows by $13 million versus last year and increased returns on invested capital. With our strong balance sheet, we continue to look for investments that provide attractive returns, while also increasing our cash returns to shareholders.”

First Quarter Consolidated Results

Net sales of $225.1 million in the first quarter of 2014 grew 6 percent compared with $213.2 million in the first quarter of 2013. Consolidated sales growth reflected a 10 percent increase in Technical Products revenues, driven by volume growth across all product categories, and a 2 percent increase in Fine Paper sales, primarily from higher selling prices and an improved mix.

Consolidated operating income of $23.0 million in the first quarter of 2014 grew 4 percent compared with $22.2 million in the first quarter of 2013. Operating income included costs of $0.3 million in 2014 and $0.1 million in 2013 for restructuring and integration. Revenue growth, improved manufacturing efficiencies and lower selling and administrative costs in 2014 more than offset higher costs for energy and fiber of approximately $5 million.

Consolidated selling, general and administrative (SG&A) expense was $19.9 million in the first quarter of 2014 compared to $21.0 million in the first quarter 2013. Costs were higher in 2013 due to timing of certain charges.

Net interest expense of $2.8 million in the first quarter of 2014 increased from $2.6 million in the first quarter of 2013 as a result of higher debt levels following the issuance of $175 million of 5.25% Senior Notes in May 2013.

The effective income tax rate of 35 percent in the first quarter of 2014 compared to a rate of 38 percent in the first quarter of 2013. The full year adjusted tax rate in 2013 was also 35 percent.

Earnings from continuing operations of $0.78 per diluted common share compared with earnings of $0.73 per share in the first quarter of 2013. After excluding restructuring and integration costs of $0.01 per share in both periods, adjusted earnings increased 6 percent from $0.74 per share in the first quarter of 2013 to $0.79 per share in the first quarter 2014. Higher earnings in 2014 resulted from sales growth, improved operating and administrative efficiencies and a lower tax rate.

Cash Flow and Balance Sheet

Cash provided from operations in the first quarter of 2014 was $14.8 million compared to $2.4 million generated in the first quarter of 2013. Increased cash generation in 2014 resulted primarily from decreased levels of investments in working capital.

Capital spending of $4.3 million was lower in the first quarter of 2014 compared with $4.7 million in the prior year period.

Debt as of March 31, 2014 was $205.0 million compared to $211.9 million as of December 31, 2013 and compared to $186.5 million as of March 31, 2013. Cash and equivalents as of March 31, 2014 were $77.2 million compared to $73.4 million as of year-end and compared to $3.8 million as of March 31, 2013.

Net debt (debt less cash) at March 31, 2014 decreased $10.7 million compared with December 31, 2013 and declined by $54.9 million compared to March 31, 2013.

Cash flows in the first quarter of 2014 were used to reduce debt, build cash and fund increased dividend payments.

Quarterly Segment Results

Technical Products net sales of $117.5 million in the first quarter of 2014 increased 10 percent compared with prior year sales of $107.0 million. The higher sales resulted from 8 percent volume growth and favorable currency translation effects of 3 percent, partly offset by a lower-priced mix. Strong volume growth was seen across all categories, with the largest impacts from increased sales of filtration and specialty products.

Operating income for Technical Products of $13.7 million in the first quarter of 2014 increased 41 percent compared with $9.7 million in the first quarter of 2013. The higher income in 2014 resulted from top line growth and improved manufacturing efficiencies, as well as lower selling and administrative costs. Input costs were mixed, with increased costs for energy and fibers offset by lower chemical and other material costs.

Fine Paper net sales of $101.5 million in the first quarter of 2014 increased 2 percent compared with $99.4 million in the prior year. Sales growth in 2014 resulted from a higher value mix of products sold and increased selling prices, partly offset by a 1 percent decrease in volume. Volume reflected double-digit growth in premium packaging and an added month of sales for Southworth brands acquired on January 31, 2013 offset by declines in overall market demand and reduced volumes for certain non-branded grades.

Operating income of $13.3 million in the first quarter of 2014 was down from $16.3 million in the prior year. The $3.0 million decline in income resulted from $4.8 million of higher input costs, primarily for natural gas and pulp, that were partly offset by benefits from higher average selling prices and improved manufacturing efficiencies. Higher natural gas prices and increased usage resulted from unusually high demand due to severe winter weather in the US during the quarter.

Unallocated Corporate and Other includes unallocated corporate costs and results from acquired non-premium paper grades. Unallocated corporate costs in the first quarter of 2014 were $3.8 million compared with $4.1 million in prior year period. Sales of non-premium paper grades were $6.1 million in 2014, with an operating loss of $0.2 million; in 2013 sales were $6.8 million, with operating income of $0.3 million.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to communicate more clearly results of ongoing operations. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	First Quarter
$ millions	2014	2013

GAAP Operating Income	$23.0	$22.2
Integration/Restructuring Costs	0.3	0.1
Adjusted Operating Income	$23.3	$22.3

GAAP Income	$13.2	$12.1
Integration/Restructuring Costs	0.2	0.1
Adjusted Income	$13.4	$12.2

GAAP Earnings per Diluted Common Share	$0.78	$0.73
Integration/Restructuring Costs	0.01	0.01
Adjusted Earnings per Share	$0.79	$0.74

Diluted Shares	16,769	16,253

Discontinued Operations

There was no income or loss from Discontinued Operations in the first quarter of 2014. Income from discontinued operations in the first quarter of 2013 was $2.6 million as a result of a refund for excess payments made previously to the pension plan of Neenah’s former Canadian pulp operations.

Conference Call

A conference call and webcast to discuss first quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, May 8, 2014

Time: 11:00 a.m. Eastern Time

Dial-In #:  888- 893-0989 US/Canada or 706 758-4223 Other Locations

Confirmation ID Code: 33779816 Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the webcast live via the link above and by clicking on the Investors tab and going to the Events page. To participate actively in the call, parties should use the telephone dial-in numbers above.

A replay of the call will be available through the company’s web site until June 9, 2014 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 33779816.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, SOUTHWORTH® KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Net Sales	$225.1	$213.2
Cost of products sold	181.7	169.7
Gross Profit	43.4	43.5
Selling, general and administrative expenses	19.9	21.0
Integration/restructuring costs	0.3	0.1
Other expense - net	0.2	0.2
Operating Income	23.0	22.2
Interest expense-net	2.8	2.6
Income From Continuing Operations Before Income Taxes	20.2	19.6
Provision for income taxes	7.0	7.5
Income From Continuing Operations	13.2	12.1
Income from discontinued operations, net of income taxes	—	2.6
Net Income	$13.2	$14.7

Earnings Per Common Share:
Basic
Continuing Operations	$0.79	$0.74
Discontinued Operations	—	0.16
	$0.79	$0.90

Diluted
Continuing Operations	$0.78	$0.73
Discontinued Operations	—	0.16
	$0.78	$0.89

Weighted Average Common
Shares Outstanding (000s)
Basic	16,459	15,944

Diluted	16,769	16,253

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Net Sales:
Technical Products	$117.5	$107.0
Fine Paper	101.5	99.4
Other	6.1	6.8
Consolidated	$225.1	$213.2

Operating Income:
Technical Products	$13.7	$9.7
Fine Paper	13.3	16.3
Other	(0.2)	0.3
Unallocated corporate costs	(3.8)	(4.1)
Consolidated	$23.0	$22.2

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$77.2	$73.4
Accounts receivable - net	111.5	90.5
Inventories	104.7	101.1
Deferred income taxes	21.2	22.8
Prepaid and other current assets	15.3	17.6
Total current assets	329.9	305.4
Property, plant and equipment - net	258.4	261.7
Deferred income taxes	11.4	13.3
Goodwill and other intangibles - net	81.1	81.6
Other non-current assets	13.9	13.9
Total assets	$694.7	$675.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$14.9	$21.4
Accounts payable	48.6	36.4
Accrued expenses	48.4	45.8
Total current liabilities	111.9	103.6
Long-term debt	190.1	190.5
Deferred income taxes	15.4	15.6
Non-current employee benefits	93.2	97.7
Other noncurrent obligations	0.9	1.0
Total liabilities	411.5	408.4
Stockholders’ equity	283.2	267.5
Total liabilities and stockholders’ equity	$694.7	$675.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating Activities
Net income	$13.2	$14.7
Depreciation and amortization	7.2	7.2
Stock-based compensation	1.4	1.7
Excess tax benefit from stock-based compensation	(1.9)	(0.3)
Deferred income tax provision	4.7	6.9
Inventory acquired in acquisitions	—	(1.8)
Increase in working capital	(6.8)	(22.9)
Pension and other postretirement benefits	(2.8)	(3.1)
Other	(0.2)	—
Net cash provided by operating activities	14.8	2.4
Investing Activities
Capital expenditures	(4.3)	(4.7)
Purchase of brands	—	(5.2)
Purchase of marketable securities	(0.1)	—
Other	(0.1)	0.1
Cash used in investing activities	(4.5)	(9.8)
Financing Activities
Short and long-term borrowings – net of debt issuance costs	—	23.7
Repayment of debt	(6.8)	(18.9)
Proceeds from exercise of stock options	2.6	0.7
Shares purchased	(0.1)	—
Cash dividends paid	(4.0)	(2.4)
Excess tax benefit from stock-based compensation	1.9	0.3
Cash (used in) provided by financing activities	(6.4)	3.4
Effect of exchange rates on cash and cash equivalents	(0.1)	—
Net increase (decrease) in cash and cash equivalents	$3.8	$(4.0)